Schedule E

November 1, 2009

COMPENSATION FOR ACCOUNTING SERVICES

            The Trust will pay JPMorgan, on the first business day following the end of each month, a fee based on its average daily net assets during such month as follows:

Percentage Rate	Average Daily Net Assets
0.030%	First $ 2,500,000,000
0.025%	Next 1,000,000,000
0.020%	Next 1,500,000,000
0.015%	Over 5,000,000,000

COMPENSATION FOR TRANSFER AGENCY AND SHAREHOLDER SERVICES

            The Trust will pay JPMorgan, on the first business day following the end of each month, an annual per account charge:

Money Market Fund	$27.00/account/year
Equity Fund	17.00/account/year
Fixed Income Fund	22.00/account/year
Matrix Level 3	13.50/account/year
Closed	4.00/account/year

            JPMorgan will charge each IRA shareholder account an annual fee of $10.00 per account for the additional servicing work for IRA accounts.

COMPENSATION FOR ADMINISTRATION SERVICES

            The Trust will pay JPMorgan, on the first business day following the end of each month, a fee based on its average daily net assets of the Trust during such month as follows:

Percentage Rate	Average Daily Net Assets
0.0200%	First $ 2,500,000,000
0.0175%	Next 1,000,000,000
0.0150%	Next 1,500,000,000
0.0150%	Over 5,000,000,000

COMPENSATION FOR I-ONLINE SHAREHOLDER ACCOUNTING

                        $2,000 per month                            $0.35 per “hit”

COMPENSATION FOR BLUE SKY SERVICES

            The Trust shall pay JPMorgan, on the first business day following the end of each month, an annual rate of $65 per active permit.

            The Trust will reimburse JPMorgan for out-of-pocket expenses incurred in the performance of all its services under this Agreement.

            There is no minimum annual fee per Fund for the first fifteen Funds in the Trust.  For the sixteenth Fund, and each additional Fund thereafter, there is an annual minimum fee of $50,000 per Fund until the Fund has total assets of $25,000,000, at which time the fee schedule set out above will be in effect for the Fund.  For each currently existing Fund, there is a $2,500 set-up fee charged for any new Share class added.  There is a $10,000 development fee for any new Fund start-up regardless of the number of Share classes.